UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2005

Sharper Image Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-15827	94-2493558
(Commission File Number)	(IRS Employer Identification No.)

650 Davis Street, San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On April 8, 2005, Sharper Image Corporation (the “Company”) issued a press release announcing a correction in the Company’s lease accounting policies to conform to generally accepted accounting principles based on the Company’s re-evaluation to address views recently expressed by the Office of the Chief Accountant of the Securities and Exchange Commission. This correction in accounting is not expected to have a material effect on future results of operations. The press release also announces the matters discussed under Item 4.02 below. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As disclosed in the Company’s March 15, 2005, press release, the Company has re-evaluated its lease accounting practices in light of the recent Securities and Exchange (“SEC”) clarification on lease accounting. Like many other public companies, the Company will correct the way it accounts for its leases, specifically the accounting for “rent holidays.”

Before this correction, Sharper Image Corporation recognized the straight-line expense for leases beginning on the commencement date of the lease; this had the effect of excluding the stores’ construction period from the total time over which the Company expensed rent. As a result, the Company has corrected its accounting to include the construction period in determining its straight-line rent and to capitalize rent expense during the stores’ construction period and amortize that capitalized rent over the lease period or the life of the leasehold improvement, whichever is shorter.

In addition, as part of the Company’s self-assessment and self-testing of its internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, management has identified an error in accounts within accounts payable as reported in its prior financial statements. The error occurred in certain calculations and missing product cost increases relating to inventory that has been sold through. This resulted in an understatement of accounts payable and an overstatement of net income, as well as a corresponding overstatement of stockholders’ equity, for each of the periods presented.

Management and the Audit Committee of the Board of Directors of the Company concluded on April 4, 2005 that the Company’s financial statements in the first three interim quarters of the fiscal year ended January 31, 2005, and in each of the four quarters and the fiscal year ended January 31, 2004, and the fiscal year ended January 31, 2003, should be restated to correct its accounting for the matters described above. The Company’s previously filed financial statements and related independent audit report should no longer be relied upon. The Company currently believes that these adjustments will reduce net income (on an after-tax basis) by approximately $500 thousand for the first nine months of the fiscal year ended January 31, 2005; by approximately $2.0 million for fiscal year ended January 31, 2004; and by approximately $700 thousand for fiscal year ended January 31, 2003. The Company’s beginning retained earnings will be decreased by approximately $1.3 million for the cumulative adjustment of all periods prior to fiscal year ended January 31, 2003.

These adjustments will have no impact on cash, revenues or comparable store sales.

The Company has discussed its conclusions with its independent registered public accounting firm, Deloitte & Touche LLP. The Company is evaluating whether or not this restatement represents a material weakness as defined by the Public Company Accounting Oversight Board’s Auditing Standard No.2. The Company anticipates filing a SEC Form 12b-25 requesting an automatic 15 day filing extension and expects a timely filing of its Annual Report on Form 10-K.

With the impact of these adjustments, the Company currently believes that its earnings for the fiscal year ended January 31, 2005, will fall at the lower end of its previously announced range of earnings of $0.90 to $0.95 per diluted share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: April 8, 2005	By:	/s/ Jeffrey E. Nachbor
		Name:	Jeffrey E. Nachbor
		Title:	SVP, Chief Financial Officer